STATE OF DELAWARE
CERTIFICATE OF CORRECTION

The corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Sugarmade, Inc.
.

2. A Certificate of Amendment to Certificate of Incorporation was filed by the Secretary of State of Delaware on October 12, 2023.
Said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Certificate is as follows:
The FIFTH Article provided for an incorrect effective date for the amendment. This was an administrative error.

4. Article FIFTH of the Certificate is corrected to read as follows:
The foregoing amendment shall be effective on October 20, 2023.

By: ______________________
Authorized Officer

Name: Jimmy Chan
Print or Type

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:31 PM 10/17/2023
FILED 07:31 PM 10/17/2023
SR 20233753999 - File Number 4374801